Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WHOLE EARTH BRANDS, INC.

FIRST.  The name of the corporation is Whole Earth Brands, Inc.

SECOND.  The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000).  All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of one class.

FIFTH.  Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH.  A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation thereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH.  The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide greater indemnification rights than said law permitted the corporation to provide prior to such amendment), and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under this Article EIGHTH.  The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which a director or officer of the corporation may have or hereafter acquire under this certificate of incorporation, the bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.  Any amendment, repeal, modification or elimination of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such amendment, repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, repeal, modification or elimination.

NINTH.  The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.